Exhibit 10.4

Siebel Systems, Inc.

Senior Executive Retention Benefit Plan

Effective as of May 20, 2005

Section 1. Introduction.

     The Siebel Systems, Inc. Senior Executive Retention Benefit Plan (the “Plan”) was established effective May 20, 2005. The purpose of the Plan is to provide severance benefits to certain Eligible Employees of the Company (as defined below) whose employment with the Company is terminated under specified circumstances in connection with a Change of Control (as defined below). Except for contracts and agreements described in Section 3(b)(1) and plans described in Section 3(b)(2), the Plan shall supersede any change of control-based severance benefit plan, policy, agreement or practice previously maintained by the Company for each employee participating in the Plan. This Plan document also constitutes the Summary Plan Description for the Plan.

Section 2. Definitions.

     For purposes of the Plan, the following terms are defined as follows:

     (a) “Board” means the Board of Directors of the Company.

     (b) “Change of Control” means the occurrence in a single transaction or in a series of related transactions of any one or more of the following events:

     (1) a merger, consolidation or reorganization in which Siebel Systems, Inc. does not survive as an independent public company or in which Siebel Systems, Inc.’s stockholders immediately prior to such transaction hold less than fifty percent (50%) of the total combined voting power of the outstanding voting securities of the surviving corporation immediately following the transaction;

     (2) the sale, transfer or other disposition of all or substantially all of Siebel Systems, Inc.’s assets or securities;

     (3) a reverse merger in which Siebel Systems, Inc. is the surviving corporation but the shares of Siebel Systems, Inc.’s common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise;

     (4) any transaction or series of related transactions pursuant to which any person or any group of persons comprising a “group” within the meaning of Rule 13d-5(b)(1) under the Securities Exchange Act of 1934, as amended (other than Siebel Systems, Inc. or a person that, prior to such transaction or series of related transactions, directly or indirectly controls, is controlled by or is under common control with, Siebel Systems, Inc.) becomes directly or indirectly the beneficial owner (within the meaning of Rule 13d-3 of the

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Securities Exchange Act of 1934, as amended) of securities possessing (or convertible into or exercisable for securities possessing) more than fifty percent (50%) of the total combined voting power of Siebel Systems, Inc.’s securities outstanding immediately after the consummation of such transaction or series of related transactions, whether such transaction involves a direct issuance from Siebel Systems, Inc. or the acquisition of outstanding securities held by one or more of Siebel Systems, Inc.’s stockholders;

     (5) a change in the composition of the Board occurring within a two-year period, as a result of which less than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who are either (i) directors of Siebel Systems, Inc. as of the date the Plan was adopted, or (ii) elected to the Board, or nominated for election to the Board by the Nominating and Corporate Governance Committee of the Board or the full Board, and endorsed by the directors of Siebel Systems, Inc. (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to Siebel Systems, Inc.); or

     (6) any other event, series of events or circumstance that the Board deems to be a Change of Control.

     Once a Change of Control has occurred, no future events will constitute a Change of Control for purposes of the Plan.

     (c) “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

     (d) “Code” means the Internal Revenue Code of 1986, as amended.

     (e) “Company” means Siebel Systems, Inc., an affiliate of Siebel Systems, Inc. or, following a Change of Control, the surviving entity resulting from such transaction or the parent company of such surviving entity.

     (f) “Covered Termination” means an Involuntary Termination without Cause or a Voluntary Resignation for Good Reason, either of which occurs within three (3) months prior to or twelve (12) months following the effective date of a Change of Control.

     (g) “Eligible Employee” means a Senior Executive of the Company who has been designated by the Plan Administrator as an Eligible Employee and who is a full-time or a part-time regular hire employee of the Company. The determination of whether an employee is an Eligible Employee shall be made by the Plan Administrator, in its sole discretion, and such determination shall be binding and conclusive on all persons. For purposes of this Plan, part-time employees are those regular hire employees who are regularly scheduled to work more than twenty (20) hours per week but less than a full-time work schedule. The following are not Eligible Employees under the Plan: (i) employees regularly scheduled to work twenty (20) hours per week or less, (ii) employees who are temporary employees, (iii) employees who, at the effective time of the Change of Control, are on a leave of absence that is not protected by applicable law, and (iv) individuals classified by the Company as independent contractors.

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     (h) “Involuntary Termination without Cause” means an involuntary termination by the Company of an Eligible Employee’s employment relationship with the Company for any reason other than for engaging in a felony, criminal conduct, embezzlement or other fraud against the Company.

     (i) “On-Target Earnings” means the sum of an Eligible Employee’s annual base salary and maximum target cash bonuses and/or commissions.

     (j) “Plan Administrator” means the person or entity specified as such in Section 14(d).

     (k) “Senior Executive” means (i) a non-administrative employee of the Company who reports directly to the Company’s Chief Executive Officer or Board and is designated as such by the Plan Administrator, and (ii) any other employee of the Company designated as such by the Plan Administrator.

     (l) “Stock Awards” means stock options, stock bonus awards, restricted stock purchase awards, restricted stock unit awards, or any other equity-based compensation granted under the Company’s 1996 Equity Incentive Plan or 1998 Equity Incentive Plan.

     (m) “Voluntary Resignation for Good Reason” means the voluntary resignation from employment by an Eligible Employee following the occurrence, on or after a Change of Control, of one or more of the following (without cure within thirty (30) days following written notice by the Eligible Employee to the Company):

          (1) a reduction of at least ten percent (10%) in either the Eligible Employee’s annual base salary or On-Target Earnings;

          (2) the failure to provide the Eligible Employee with benefits that, in the aggregate, are substantially comparable in value to those to which similarly-situated employees of the surviving entity following the Change of Control are entitled;

          (3) a change in an Eligible Employee’s principal work location to a location more than fifty (50) miles from such Eligible Employee’s principal work location immediately prior to such Change of Control, without such Eligible Employee’s written consent;

          (4) any material reduction in the Eligible Employee’s duties or responsibilities;

          (5) any change in the Eligible Employee’s title to a title of a less senior officer; or

          (6) a change in reporting structure such that the Eligible Employee reports to an individual with a title that is less senior than that of the person to whom the Eligible Employee reported prior to the Change of Control.

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Section 3. Eligibility for Benefits.

     (a) Eligibility. Subject to the exceptions set forth in Section 3(b), the Company shall provide the severance benefits described in Section 4 to Eligible Employees whose employment is terminated pursuant to a Covered Termination, provided that the following conditions are satisfied:

          (1) The Eligible Employee remains with the Company until his or her date of termination as scheduled by the Company, or the date of his or her Covered Termination, whichever is earlier.

          (2) The Eligible Employee executes a release (in substantially the form attached hereto as Exhibit A, B or C, as applicable, for Eligible Employee based in the U.S. and such other form(s) for non-U.S. Eligible Employee as the Plan Administrator determines in its discretion is appropriate under applicable local laws, rules and regulations), and such release must become effective in accordance with its terms. Unless a Change of Control has occurred, the Plan Administrator, in its discretion, may modify the form of the required release to comply with applicable law and shall determine the form of the required release, which may be incorporated into a termination agreement or other agreement with the Eligible Employee.

     (b) Exceptions to Benefit Entitlement. An employee, including an employee who otherwise is an Eligible Employee, will not receive benefits under the Plan (or will receive reduced benefits under the Plan) in the following circumstances, as determined by the Plan Administrator in its sole discretion:

     (1) The employee has executed an individually negotiated employment contract or agreement with the Company relating to severance benefits that is in effect on his or her termination date and which provides severance benefits that the Plan Administrator in its sole discretion determines to be of greater value than the severance benefits provided for in the Plan, in which case such employee’s severance benefit, if any, shall be governed by the terms of such individually negotiated employment contract or agreement.

     (2) The employee participates in another retention benefit plan maintained by the Company (i.e., Siebel Systems, Inc. Vice President Level Retention Benefit Plan, Siebel Systems, Inc. Director Level Retention Benefit Plan, or Siebel Systems, Inc. Employee Retention Benefit Plan).

     (3) The employee’s employment terminates or is terminated for any reason other than a Covered Termination.

     (4) The employee voluntarily terminates employment with the Company in order to accept employment with another entity that is wholly or partly owned (directly or indirectly) by the Company.

     (5) The employee is offered an identical or substantially equivalent or comparable position with the Company pursuant to the Change of Control. For purposes of the foregoing, a “substantially

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equivalent or comparable position” is one that offers the employee substantially the same level of responsibility and compensation; provided, however, that an employee shall not be considered to be offered a “substantially equivalent or comparable position” if a voluntary resignation by the employee would constitute Voluntary Resignation for Good Reason.

     (6) The employee is rehired by the Company prior to the date benefits under the Plan are scheduled to commence.

Section 4. Amount of Benefits.

     (a) Cash Severance Benefits. The Company shall make cash severance payments to Eligible Employees equivalent to the Eligible Employee’s On-Target Earnings, as in effect on the date of a Covered Termination or, if higher, as in effect immediately prior to the Change of Control, for a period of eighteen (18) months.

     (b) Health Continuation Coverage. Provided that the Eligible Employee is eligible for, and has made an election at the time of the Covered Termination pursuant to COBRA or other applicable law of coverage under, a health, dental, or vision plan sponsored by the Company, each such Eligible Employee shall be entitled to payment by the Company of all of the applicable premiums (inclusive of premiums for the employee’s dependents for such health, dental, or vision plan coverage as in effect immediately prior to the date of the Covered Termination) for such health, dental, or vision plan coverage for a period of eighteen (18) months following the date of the Covered Termination, with such coverage counted as coverage pursuant to COBRA or other applicable law.

     (c) Acceleration of Stock Awards. Immediately upon a Covered Termination, the vesting and exercisability of unvested Stock Awards, whether based on the passage of time or the achievement of performance metrics, held by an Eligible Employee shall be accelerated in full and all holding periods applicable to Stock Awards, whether based on the passage of time or the achievement of performance metrics, held by an Eligible Employee shall be removed.

     (d) Increase in Benefits. The Plan Administrator may increase the foregoing benefits to select Eligible Employees at its discretion, but no such increase for any Eligible Employee shall in any way obligate the Company to provide a similar increase for any other Eligible Employee, even if similarly situated.

Section 5. Limitations on Benefits.

     (a) Certain Reductions. The Plan Administrator, in its sole discretion, shall have the authority to reduce an Eligible Employee’s severance benefits, in whole or in part, by any other severance benefits, pay in lieu of notice, or other similar benefits payable to the Eligible Employee by the Company in connection with the Eligible Employee’s termination of employment pursuant to (i) any applicable legal requirement, including, without limitation, the Worker Adjustment and Retraining Notification Act (the “WARN Act”), (ii) a written employment or severance agreement with the Company, or (iii) any policy or practice of the Company providing for the Eligible Employee to remain on the payroll for a limited period of time after being given notice of the termination of the Eligible Employee’s employment. The benefits provided under this Plan are intended to satisfy, in whole or in part, any and all statutory obligations that may arise out of an Eligible Employee’s termination of employment, and the

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Plan Administrator shall so construe and implement the terms of the Plan. The Plan Administrator’s decision to apply such reductions to the severance benefits of one Eligible Employee and the amount of such reductions shall in no way obligate the Plan Administrator to apply the same reductions in the same amounts to the severance benefits of any other Eligible Employee, even if similarly situated. In the Plan Administrator’s sole discretion, such reductions may be applied on a retroactive basis, with severance benefits previously paid being re-characterized as payments pursuant to the Company’s statutory obligation. Notwithstanding the foregoing, upon a Change of Control, the Plan Administrator shall not have the authority to reduce an Eligible Employee’s severance benefits, in whole or in part, based upon any payment to the Eligible Employee for any period of time when services to the Company are provided (including, without limitation, payment following notice pursuant to the WARN Act or any similar foreign, federal or state law).

     (b) Parachute Payments. Except as otherwise provided in an agreement between an Eligible Employee and the Company, if any payment or benefit the Eligible Employee would receive in connection with a Change of Control from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax, or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Eligible Employee’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order unless the Eligible Employee elects in writing a different order (provided, however, that such election shall be subject to Company approval if made on or after the date on which the event that triggers the Payment occurs): (1) reduction of cash payments; (2) cancellation of accelerated vesting of Stock Awards; and (3) reduction of employee benefits. If acceleration of vesting of compensation from an Eligible Employee’s Stock Awards is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant unless the Eligible Employee elects in writing a different order for cancellation.

     The independent registered public accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change of Control shall perform the foregoing calculations. If the independent registered public accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Company shall appoint a nationally recognized independent registered public accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such independent registered public accounting firm required to be made hereunder.

     The independent registered public accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting

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documentation, to the Company and the Eligible Employee within fifteen (15) calendar days after the date on which the Eligible Employee’s right to a Payment is triggered (if requested at that time by the Company or the Eligible Employee) or such other time as requested by the Company or the Eligible Employee. If the independent registered public accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish the Company and the Eligible Employee with an opinion reasonably acceptable to the Eligible Employee that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the independent registered public accounting firm made hereunder shall be final, binding and conclusive upon the Company and the Eligible Employee.

Section 6. Time of Payment and Form of Benefits.

     (a) The Plan Administrator reserves the right to determine whether cash severance benefits under the Plan, if any, shall be paid in a single lump sum or in substantially equal installments, and to choose the timing of such payments; provided however, that lump sum cash severance benefits shall be paid within one (1) month following a Covered Termination, and installment cash severance payments shall commence no later than the beginning of the second month following a Covered Termination and shall be paid in full no later than the end of the eighteenth month following a Covered Termination. In no event shall payment of any Plan benefit be made prior to the Eligible Employee’s termination date or prior to the effective date of the release described in Section 3(a)(2) above.

     (b) In the event that the Plan Administrator determines that any cash severance payment provided under Section 4(a) or health continuation coverage provided under Section 4(b) fails to satisfy the distribution requirement of Section 409A(a)(2)(A) of the Code as a result of Section 409A(a)(2)(B)(i) of the Code, the payment of such benefit shall be accelerated to the minimum extent necessary so that the benefit is not subject to the provisions of Section 409A(a)(1) of the Code. (The payment schedule as revised after the application of the preceding sentence shall be referred to as the “Revised Payment Schedule.”) However, in the event the payment of benefits pursuant to the Revised Payment Schedule would be subject to Section 409A(a)(1) of the Code, the payment of such benefits shall not be paid pursuant to the original payment schedule or the Revised Payment Schedule and instead the payment of such benefits shall be delayed to the minimum extent necessary so that such benefits are not subject to the provisions of Section 409A(a)(1) of the Code. The Plan Administrator may attach conditions to or adjust the amounts paid pursuant to this Section 6(b) to preserve, as closely as possible, the economic consequences that would have applied in the absence of this Section 6(b); provided, however, that no such condition or adjustment shall result in the payments being subject to Section 409A(a)(1) of the Code.

     (c) All such payments under the Plan will be subject to applicable withholding for federal, state and local taxes. If an Eligible Employee is indebted to the Company at his or her termination date, the Company reserves the right to offset any severance payments under the Plan by the amount of such indebtedness.

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Section 7. Payment of Attorneys’ Fees.

     (a) The Company agrees to pay all costs and reasonable expenses, including reasonable attorneys’ fees, incurred by an Eligible Employee with respect to an action (i) brought by or on behalf of the Eligible Employee to obtain any payment owed to the Eligible Employee pursuant to this Plan, or (ii) instituted by or in the name of the Company to interpret any of the terms of the Plan as they relate to the Company’s obligations under the Plan.

     (b) Notwithstanding the foregoing, the Company shall not have an obligation to pay costs, expenses or attorneys’ fees incurred by an Eligible Employee if (i) in an action initiated by or on behalf of the Eligible Employee, the arbitrator determines that each of the material assertions made by the Eligible Employee as a basis for such action was not made in good faith or was frivolous, (ii) in an action brought by or in the name of the Company, the arbitrator determines that each of the Eligible Employee’s material defenses to such action was not made in good faith or was frivolous, or (iii) the arbitrator determines that the Eligible Employee is not otherwise entitled to be paid such costs, fees and expenses.

     (c) It is the Company’s intention that if the Company contests an Eligible Employee’s right to benefits under the Plan, the question of the Eligible Employee’s right to such benefit shall be for the arbitrator to decide pursuant to Section 12, and no action of the Company (including the Board, the Plan Administrator, any committee or subgroup thereof, or independent legal counsel) shall create a presumption that the Eligible Employee is not entitled to such benefits.

Section 8. Right To Interpret Plan; Amendment and Termination.

     (a) Exclusive Discretion. The Plan Administrator shall have the exclusive discretion and authority to establish rules, forms, and procedures for the administration of the Plan, to construe and interpret the Plan and to decide any and all questions of fact, interpretation, definition, computation or administration arising in connection with the operation of the Plan, including, but not limited to, the eligibility to participate in the Plan and amount of benefits paid under the Plan. The rules, interpretations, computations and other actions of the Plan Administrator shall be binding and conclusive on all persons.

     (b) Amendment or Termination. The Company reserves the right to amend or terminate this Plan, including any Exhibits hereto, or the benefits provided hereunder, at any time; provided, however, that no such amendment or termination shall affect the right to any unpaid benefit of any Eligible Employee whose termination date has occurred prior to amendment or termination of the Plan, and no such amendment or termination shall occur after the occurrence of a Change of Control, or following or in connection with the approval by the Board of a Change of Control (unless such Change of Control is reasonably expected not to occur). Any action amending or terminating the Plan shall be in writing and executed by the Chairman of the Board, Chief Executive Officer or Chief Financial Officer of the Company.

Section 9. No Implied Employment Contract.

     The Plan shall not be deemed (i) to give any employee or other person any right to be retained in the employ of the Company or (ii) to interfere with the right of the Company to

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discharge any employee or other person at any time, with or without cause, which right is hereby reserved.

Section 10. Legal Construction.

     This Plan is intended to be governed by and shall be construed in accordance with the Employee Retirement Income Security Act of 1974 (“ERISA”) and, to the extent not preempted by ERISA, the laws of the State of California.

Section 11. Claims, Inquiries and Appeals.

     (a) Applications for Benefits and Inquiries. Any application for benefits, inquiries about the Plan or inquiries about present or future rights under the Plan must be submitted to the Plan Administrator in writing by an applicant (or his or her authorized representative). The Plan Administrator is set forth in Section 14(d).

     (b) Denial of Claims. In the event that any application for benefits is denied in whole or in part, the Plan Administrator must provide the applicant with written or electronic notice of the denial of the application, and of the applicant’s right to review the denial. Any electronic notice will comply with the regulations of the U.S. Department of Labor. The notice of denial will be set forth in a manner designed to be understood by the applicant and will include the following:

     (1) the specific reason or reasons for the denial;

     (2) references to the specific Plan provisions upon which the denial is based;

     (3) a description of any additional information or material that the Plan Administrator needs to complete the review and an explanation of why such information or material is necessary; and

     (4) an explanation of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the applicant’s right to arbitration pursuant to Section 12 following a denial on review of the claim.

     This notice of denial will be given to the applicant within ninety (90) days after the Plan Administrator receives the application, unless special circumstances require an extension of time, in which case, the Plan Administrator has up to an additional ninety (90) days for processing the application. If an extension of time for processing is required, written notice of the extension will be furnished to the applicant before the end of the initial ninety (90) day period.

     This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the application.

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     (c) Request for a Review. Any person (or that person’s authorized representative) for whom an application for benefits is denied, in whole or in part, may appeal the denial by submitting a request for a review to the Plan Administrator within sixty (60) days after the application is denied. A request for a review shall be in writing and shall be addressed to the Plan Administrator, as set forth in Section 14(d).

     A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant feels are pertinent. The applicant (or his or her representative) shall have the opportunity to submit (or the Plan Administrator may require the applicant to submit) written comments, documents, records, and other information relating to his or her claim. The applicant (or his or her representative) shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim. The review shall take into account all comments, documents, records and other information submitted by the applicant (or his or her representative) relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

     (d) Decision on Review. The Plan Administrator will act on each request for review within sixty (60) days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional sixty (60) days), for processing the request for a review. If an extension for review is required, written notice of the extension will be furnished to the applicant within the initial sixty (60) day period. This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the review. The Plan Administrator will give prompt, written or electronic notice of its decision to the applicant. Any electronic notice will comply with the regulations of the U.S. Department of Labor. In the event that the Plan Administrator confirms the denial of the application for benefits in whole or in part, the notice will set forth, in a manner calculated to be understood by the applicant, the following:

     (1) the specific reason or reasons for the denial;

     (2) references to the specific Plan provisions upon which the denial is based;

     (3) a statement that the applicant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim; and

     (4) a statement of the applicant’s right to arbitration under Section 12.

     (e) Rules and Procedures. The Plan Administrator will establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying out its responsibilities in reviewing benefit claims. The Plan Administrator may require an applicant who wishes to submit additional information in connection with an appeal from the denial of benefits to do so at the applicant’s own expense.

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     (f) Exhaustion of Remedies. No legal action for benefits under the Plan may be brought until the applicant (i) has submitted a written application for benefits in accordance with the procedures described by Section 11(a) above, (ii) has been notified by the Plan Administrator that the application is denied, (iii) has filed a written request for a review of the application in accordance with the appeal procedure described in Section 11(c) above, and (iv) has been notified that the Plan Administrator has denied the appeal. Notwithstanding the foregoing, if the Plan Administrator does not respond to a Participant’s claim or appeal within the relevant time limits specified in this Section 11, the Participant may proceed directly to arbitration pursuant to Section 12.

Section 12. Arbitration

     (a) Any applicant’s claim remaining unresolved after exhaustion of the procedures in Section 11 (and to the extent permitted by law, any dispute concerning any breach or claimed breach of duty regarding the Plan) shall be settled solely by binding arbitration at the Company’s principal place of business at the time of the arbitration, in accordance with the JAMS Arbitration Rules and Procedures. The arbitrator, in reviewing the decision of the Plan Administrator pursuant to Section 11, shall apply the standard of a reviewing court under ERISA, namely that such decision shall be affirmed unless the arbitrator finds it to be arbitrary and capricious. Judgment on any award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Subject to Section 7, each party to any dispute regarding the Plan shall pay the fees and costs of presenting his, her or its case in arbitration. All other costs of arbitration, including the costs of any transcript of the proceedings, administrative feeds, and the arbitrator’s fees shall be borne by the Company.

     (b) Except as otherwise specifically provided in this Plan, the provisions of this Section 12 shall be absolutely exclusive for any and all purposes and fully applicable to each and every dispute regarding the Plan, including any claim which, if pursued through any state or federal court or administrative proceeding, would arise at law, in equity or pursuant to statutory, regulatory or common law rules, regardless of whether such claim would arise in contract, tort or under any other legal or equitable theory or basis. The arbitrator shall have jurisdiction and authority to award only Plan benefits and prejudgment interest; and apart from such benefits and interest, the arbitrator shall not have any authority or jurisdiction to make any award of any kind including, without limitation, compensatory damages, punitive damages, foreseeable or unforeseeable economic damages, damages for pain and suffering or emotional distress, adverse tax consequences or any other kind or form of damages. The remedy, if any, awarded by such arbitrator shall be the sole and exclusive remedy for each and every claim which is subject to arbitration pursuant to this Section 12. Any limitations on the relief that can be awarded by the arbitrator are in no way intended (i) to create rights or claims that can be asserted outside arbitration or (ii) in any other way to reduce the exclusivity of arbitration as the sole dispute resolution mechanism with respect to this Plan.

     (c) The Plan and the Company will be the necessary parties to any action or proceeding involving the Plan. No person employed by the Company, no Eligible Employee or any other person having or claiming to have an interest in the Plan will be entitled to any notice or process, unless such person is a named party to the action or proceeding. In any arbitration proceeding, all relevant statutes of limitation apply. Any final judgment or decision that may be

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entered in any such action or proceeding will be binding and conclusive on all persons having or claiming to have any interest in the Plan.

Section 13. Basis of Payments To and From the Plan.

     The Plan shall be unfunded, and all cash payments under the Plan shall be paid only from the general assets of the Company.

Section 14. Other Plan Information.

     (a) Employer and Plan Identification Numbers. The Employer Identification Number assigned to the Company (which is the “Plan Sponsor” as that term is used in ERISA) by the Internal Revenue Service is 94-3187233. The Plan Number assigned to the Plan by the Plan Sponsor pursuant to the instructions of the Internal Revenue Service is 513.

     (b) Ending Date for Plan’s Fiscal Year. The date of the end of the fiscal year for the purpose of maintaining the Plan’s records is December 31.

     (c) Agent for the Service of Legal Process. The agent for the service of legal process with respect to the Plan is:

Siebel Systems, Inc.
Attn: Senior Vice President and General Counsel
2207 Bridgepointe Parkway
San Mateo, CA 94404

     (d) Plan Sponsor and Administrator. Unless otherwise designated by the Company prior to a Change of Control, the “Plan Sponsor” and the “Plan Administrator” of the Plan is:

Siebel Systems, Inc.
2207 Bridgepointe Parkway
San Mateo, CA 94404

          The Plan Sponsor’s and Plan Administrator’s telephone number is (650) 477-5000. The Plan Administrator is the named fiduciary charged with the responsibility for administering the Plan.

Section 15. Statement of ERISA Rights.

     Participants in this Plan (which is a welfare benefit plan sponsored by Siebel Systems, Inc.) are entitled to certain rights and protections under ERISA. If you are an Eligible Employee, you are considered a participant in the Plan and, under ERISA, you are entitled to:

     (a) Receive Information About Your Plan and Benefits

          (1) Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites, all documents governing the Plan and a copy of

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the latest annual report (Form 5500 Series), if applicable, filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration;

     (2) Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan and copies of the latest annual report (Form 5500 Series), if applicable, and an updated (as necessary) Summary Plan Description. The Plan Administrator may make a reasonable charge for the copies; and

     (3) Receive a summary of the Plan’s annual financial report, if applicable. The Plan Administrator is required by law to furnish each participant with a copy of this summary annual report.

     (b) Prudent Actions by Plan Fiduciaries. In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one, including your employer, your union or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a Plan benefit or exercising your rights under ERISA.

     (c) Enforce Your Rights. If your claim for a Plan benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

          Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest annual report from the Plan, if applicable, and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.

          If you have a claim for benefits which is denied or ignored, in whole or in part, you may sue or exercise such other rights as are described in this Plan.

          If you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

     (d) Assistance with Your Questions. If you have any questions about the Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S.

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Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

Section 16. Execution.

     To record the adoption of the Plan as set forth herein, effective as of May 20, 2005, Siebel Systems, Inc. has caused its duly authorized officer to execute the same this ___day of May, 2005.

Siebel Systems, Inc.

By:

Title:

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EXHIBIT A — GENERAL RELEASE OF ALL CLAIMS
FOR EMPLOYEES UNDER AGE 40 INDIVIDUAL AND GROUP TERMINATION

I understand and agree completely to the terms set forth in the Siebel Systems, Inc. Employee Retention Benefit Plan (the “Plan”). In consideration for the benefits outlined in Section 4 of the Plan (the “Severance Benefits”), to which I am not otherwise entitled, I hereby completely and forever release Siebel Systems, Inc., and any affiliated parents, subsidiaries, and successor corporations, and its former, current and future shareholders, directors, officers, trustees, employer-sponsored employee benefit and welfare plans, and all the representatives and agents (collectively referred to as “Siebel”) from any and all claims, actions, obligations, causes of action, and liabilities of any and every kind, nature and character, known or unknown, which I may now have, or which I ever had, against Siebel arising from or in any way connected with my employment relationship with Siebel, or the termination thereof, including but not limited to all “wrongful discharge” claims, all claims relating to any contracts of employment, express or implied, claims under any compensation plan or policy, claims for fraud or misrepresentation, any breach or violation of the covenant of good faith and fair dealing or any federal, state or municipal statute or ordinance such as any claims under the Civil Rights Act of 1964, the Civil Rights Act of 1991, the California Fair Employment and Housing Act, the California Labor Code, the Age Discrimination in Employment Act, the Employee Income Security Act of 1974 (“ERISA”) and any of the laws and regulations relating to employment discrimination and any and all claims for attorneys’ fees and costs (collectively referred to as “Claims”).

I understand that Section 1542 of the California Civil Code provides as follows: A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR [EMPLOYEE] DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR [SIEBEL]. I further understand that Section 1542 gives me the right not to release existing claims of which I am not now aware, unless I voluntarily choose to waive this right. I further understand that if any law that is analogous to Section 1542 of the California Civil Code exists in any other state, I voluntarily choose to waive those rights. Having been so apprised, I nevertheless hereby voluntarily elect to waive my rights for any Claims against Siebel that now exist in my favor, whether known or unknown. Notwithstanding any of the foregoing, I hereby reserve any rights I may have to unemployment or worker’s compensation insurance, and under Siebel’s 401k Plan.

I agree that I will not, on behalf of myself or in cooperation or participation with any other person, firm, entity, corporation, institute, or government agency, file, refile, or in any manner voluntarily participate in or prosecute any claim, grievance, complaint or action of any sort (“Other Actions”), before any local, state or federal court, arbitrator, or administrative agency, board or tribunal concerning any matter that was or could have been raised in connection with any Claims released in the first paragraph above, unless otherwise compelled by a court or government agency. I further agree to promptly dismiss or withdraw with prejudice any charges, claims or complaints regarding any matter released in the first paragraph above. I further agree to cooperate with and provide aid to Siebel as needed in its participation in litigation, if any, or as otherwise required by law. I further agree that if I breach the terms of this General Release Of All Claims (“General Release”), including, but not limited to, directly or indirectly, bringing,

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joining or assisting in any legal action against Siebel related to Other Actions or any of the Claims released hereunder, I agree to pay Siebel’s reasonable attorneys’ fees and costs incurred in enforcing the terms of this General Release if it is lawful under applicable law for Siebel to require such payments.

I understand that Siebel has given me seven (7) days in which to consider this General Release.

This General Release, together with the Plan, constitutes the entire understanding of the parties on the subjects covered. I acknowledge that I have read and fully understand these documents; that I was given the opportunity to consult with legal counsel of my own choosing and to have the terms of these documents fully explained to me; that I am not executing this General Release in reliance on any promises, representations or inducements other than those contained these documents; and that I am executing this General Release voluntarily, free of any duress or coercion. I understand that if any provision of this General Release is held invalid or unenforceable by any court of final jurisdiction, all other provisions will be construed to remain fully valid, enforceable, and binding on me. I further understand that if the release of Claims described above is held invalid or unenforceable by any court of final jurisdiction, Siebel has the right in its sole discretion to request repayment of the consideration described above, unless Siebel is prohibited from doing so under applicable law.

Signed:

Name:

Date:

16.

EXHIBIT B — GENERAL RELEASE OF ALL CLAIMS
FOR EMPLOYEES AGE 40 OR OLDER INDIVIDUAL TERMINATION

I understand and agree completely to the terms set forth in the Siebel Systems, Inc. Employee Retention Benefit Plan (the “Plan”). In consideration for the benefits outlined in Section 4 of the Plan (the “Severance Benefits”), to which I am not otherwise entitled, I hereby completely and forever release Siebel Systems, Inc., and any affiliated parents, subsidiaries, and successor corporations, and its former, current and future shareholders, directors, officers, trustees, employer-sponsored employee benefit and welfare plans, and all the representatives and agents (collectively referred to as “Siebel”) from any and all claims, actions, obligations, causes of action, and liabilities of any and every kind, nature and character, known or unknown, which I may now have, or which I ever had, against Siebel arising from or in any way connected with my employment relationship with Siebel, or the termination thereof, including but not limited to all “wrongful discharge” claims, all claims relating to any contracts of employment, express or implied, claims under any compensation plan or policy, claims for fraud or misrepresentation, any breach or violation of the covenant of good faith and fair dealing or any federal, state or municipal statute or ordinance such as any claims under the Civil Rights Act of 1964, the Civil Rights Act of 1991, the California Fair Employment and Housing Act, the California Labor Code, the Age Discrimination in Employment Act, the Employee Income Security Act of 1974 (“ERISA”) and any of the laws and regulations relating to employment discrimination and any and all claims for attorneys’ fees and costs (collectively referred to as “Claims”).

I understand that Section 1542 of the California Civil Code provides as follows: A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR [EMPLOYEE] DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR [SIEBEL]. I further understand that Section 1542 gives me the right not to release existing claims of which I am not now aware, unless I voluntarily choose to waive this right. I further understand that if any law that is analogous to Section 1542 of the California Civil Code exists in any other state, I voluntarily choose to waive those rights. Having been so apprised, I nevertheless hereby voluntarily elect to waive my rights for any Claims against Siebel that now exist in my favor, whether known or unknown. Notwithstanding any of the foregoing, I hereby reserve any rights I may have to unemployment or worker’s compensation insurance, and under Siebel’s 401k Plan.

I agree that I will not, on behalf of myself or in cooperation or participation with any other person, firm, entity, corporation, institute, or government agency, file, refile, or in any manner voluntarily participate in or prosecute any claim, grievance, complaint or action of any sort (“Other Actions”), before any local, state or federal court, arbitrator, or administrative agency, board or tribunal concerning any matter that was or could have been raised in connection with any Claims released in the first paragraph above, unless otherwise compelled by a court or government agency. I further agree to promptly dismiss or withdraw with prejudice any charges, claims or complaints regarding any matter released in the first paragraph above. I further agree to cooperate with and provide aid to Siebel as needed in its participation in litigation, if any, or as otherwise required by law. I further agree that if I breach the terms of this General Release Of All Claims (“General Release”), including, but not limited to, directly or indirectly, bringing, joining or assisting in any legal action against Siebel related to Other Actions or any of the

17.

Claims released hereunder, I agree to pay Siebel’s reasonable attorneys’ fees and costs incurred in enforcing the terms of this General Release if it is lawful under applicable law for Siebel to require such payments.

I understand that Siebel has given me twenty-one (21) days in which to consider this General Release. I also understand for a period of seven (7) days after I sign this General Release, I may revoke this General Release and that the General Release will not become effective until seven days after I sign it and only then if I do not revoke it. In order to revoke this General Release, I must deliver to the Plan Administrator, no later than seven (7) days after I execute this General Release, a letter stating that I am revoking it. I understand and agree that until I execute and deliver this General Release and the seven day revocation period has elapsed Siebel is entitled to withhold any consideration set forth in the first paragraph of this General Release.

For Employees Age 40 or Older Individual Termination

This General Release, together with the Plan, constitutes the entire understanding of the parties on the subjects covered. I acknowledge that I have read and fully understand these documents; that I was given the opportunity to consult with legal counsel of my own choosing and to have the terms of these documents fully explained to me; that I am not executing this General Release in reliance on any promises, representations or inducements other than those contained these documents; and that I am executing this General Release voluntarily, free of any duress or coercion. I understand that if any provision of this General Release is held invalid or unenforceable by any court of final jurisdiction, all other provisions will be construed to remain fully valid, enforceable, and binding on me. I further understand that if the release of Claims described above is held invalid or unenforceable by any court of final jurisdiction, Siebel has the right in its sole discretion to request repayment of the consideration described above, unless Siebel is prohibited from doing so under applicable law.

Signed:

Name:

Date:

18.

EXHIBIT C — GENERAL RELEASE OF ALL CLAIMS
FOR EMPLOYEES AGE 40 OR OLDER GROUP TERMINATION

I understand and agree completely to the terms set forth in the Siebel Systems, Inc. Employee Retention Benefit Plan (the “Plan”). In consideration for the benefits outlined in Section 4 of the Plan (the “Severance Benefits”), to which I am not otherwise entitled, I hereby completely and forever release Siebel Systems, Inc., and any affiliated parents, subsidiaries, and successor corporations, and its former, current and future shareholders, directors, officers, trustees, employer-sponsored employee benefit and welfare plans, and all the representatives and agents (collectively referred to as “Siebel”) from any and all claims, actions, obligations, causes of action, and liabilities of any and every kind, nature and character, known or unknown, which I may now have, or which I ever had, against Siebel arising from or in any way connected with my employment relationship with Siebel, or the termination thereof, including but not limited to all “wrongful discharge” claims, all claims relating to any contracts of employment, express or implied, claims under any compensation plan or policy, claims for fraud or misrepresentation, any breach or violation of the covenant of good faith and fair dealing or any federal, state or municipal statute or ordinance such as any claims under the Civil Rights Act of 1964, the Civil Rights Act of 1991, the California Fair Employment and Housing Act, the California Labor Code, the Age Discrimination in Employment Act, the Employee Income Security Act of 1974 (“ERISA”) and any of the laws and regulations relating to employment discrimination and any and all claims for attorneys’ fees and costs (collectively referred to as “Claims”).

I understand that Section 1542 of the California Civil Code provides as follows: A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR [EMPLOYEE] DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR [SIEBEL]. I further understand that Section 1542 gives me the right not to release existing claims of which I am not now aware, unless I voluntarily choose to waive this right. I further understand that if any law that is analogous to Section 1542 of the California Civil Code exists in any other state, I voluntarily choose to waive those rights. Having been so apprised, I nevertheless hereby voluntarily elect to waive my rights for any Claims against Siebel that now exist in my favor, whether known or unknown. Notwithstanding any of the foregoing, I hereby reserve any rights I may have to unemployment or worker’s compensation insurance, and under Siebel’s 401k Plan.

I agree that I will not, on behalf of myself or in cooperation or participation with any other person, firm, entity, corporation, institute, or government agency, file, refile, or in any manner voluntarily participate in or prosecute any claim, grievance, complaint or action of any sort (“Other Actions”), before any local, state or federal court, arbitrator, or administrative agency, board or tribunal concerning any matter that was or could have been raised in connection with any Claims released in the first paragraph above, unless otherwise compelled by a court or government agency. I further agree to promptly dismiss or withdraw with prejudice any charges, claims or complaints regarding any matter released in the first paragraph above. I further agree to cooperate with and provide aid to Siebel as needed in its participation in litigation, if any, or as otherwise required by law. I further agree that if I breach the terms of this General Release Of All Claims (“General Release”), including, but not limited to, directly or indirectly, bringing, joining or assisting in any legal action against Siebel related to Other Actions or any of the

19.

Claims released hereunder, I agree to pay Siebel’s reasonable attorneys’ fees and costs incurred in enforcing the terms of this General Release if it is lawful under applicable law for Siebel to require such payments.

I understand that Siebel has given me forty-five (45) days in which to consider this General Release. I also understand for a period of seven (7) days after I sign this General Release, I may revoke this General Release and that the General Release will not become effective until seven days after I sign it and only then if I do not revoke it. In order to revoke this General Release, I must deliver to the Plan Administrator, no later than seven (7) days after I execute this General Release, a letter stating that I am revoking it. I understand and agree that until I execute and deliver this General Release and the seven day revocation period has elapsed Siebel is entitled to withhold any consideration set forth in the first paragraph of this General Release.

For Employees Age 40 or Older Group Termination

This General Release, together with the Plan, constitutes the entire understanding of the parties on the subjects covered. I acknowledge that I have read and fully understand these documents; that I was given the opportunity to consult with legal counsel of my own choosing and to have the terms of these documents fully explained to me; that I am not executing this General Release in reliance on any promises, representations or inducements other than those contained these documents; and that I am executing this General Release voluntarily, free of any duress or coercion. I understand that if any provision of this General Release is held invalid or unenforceable by any court of final jurisdiction, all other provisions will be construed to remain fully valid, enforceable, and binding on me. I further understand that if the release of Claims described above is held invalid or unenforceable by any court of final jurisdiction, Siebel has the right in its sole discretion to request repayment of the consideration described above, unless Siebel is prohibited from doing so under applicable law.

Signed:

Name:

Date:

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